Exhibit 10.1

CREDIT AGREEMENT

by and among

CPT OPERATING PARTNERSHIP L.P.,

as Borrower

CENTRACORE PROPERTIES TRUST,

as Guarantor

BNP PARIBAS

as Administrative Agent and as Lender

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

November 21, 2006

TABLE OF CONTENTS

		Page
	ARTICLE I

	DEFINITIONS

1.1	Definitions	1
1.2	Rules of Interpretation	23

	ARTICLE II

	THE FACILITY

2.1	Loans	25
2.2	Payment of Interest	25
2.3	Payment of Principal	26
2.4	Manner of Payment	26
2.5	Notes	26
2.6	Pro Rata Payments	27
2.7	Reductions	27
2.8	Conversions and Elections of Subsequent Interest Periods	27
2.9	Additional Fees	28
2.10	[Reserved]	28
2.11	Deficiency Advances; Failure to Purchase Participations	28
2.12	Use of Proceeds	29
2.13	Mandatory Prepayments	29

	ARTICLE III

	[RESERVED]

	ARTICLE IV

	[RESERVED]

	ARTICLE V

	FACILITY GUARANTY

5.1	Facility Guaranty	32
5.2	Payment	32
5.3	Guaranty Absolute	32
5.4	Reinstatement	33
5.5	Waiver; Subrogation	33
5.6	Set-Off and Waiver	34

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EXHIBITS

EXHIBIT A	Commitments

EXHIBIT B	Assignment and Assumption

EXHIBIT C	Notice of Appointment (or Revocation) of Authorized Representative

EXHIBIT D	Form of Borrowing Notice

EXHIBIT E-1	Form of Interest Rate Selection Notice

EXHIBIT F	Form of Promissory Note

EXHIBIT G	Form of Opinion of Borrower’s Counsel

EXHIBIT H	Form of Compliance Certificate

SCHEDULES

Schedule 4.3	Qualifying Properties

Schedule 8.4	Subsidiaries and Investments in Other Persons

Schedule 8.6	Indebtedness

Schedule 8.7	Liens

Schedule 8.8	Tax Matters

Schedule 8.10	Litigation

Schedule 8.18	Environmental Matters

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of November 21, 2006 (this “Agreement”), is made by and among:

CPT OPERATING PARTNERSHIP L.P., a Delaware limited partnership having its principal place of business in Palm Beach Gardens, Florida (the “Borrower”); and

CENTRACORE PROPERTIES TRUST, a Maryland real estate investment trust having its principal place of business in Palm Beach Gardens, Florida (“CPV”); and

BNP PARIBAS, in its capacity as a Lender (“BNP”), and each other financial institution executing and delivering a signature page hereto and each other financial institution which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 13.1 (hereinafter such financial institutions may be referred to individually as a “Lender” or collectively as the “Lenders”); and BNP PARIBAS, in its capacity as administrative agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 12.9, the “Agent”);

WHEREAS the Borrower proposes to borrow from the Lenders solely to repay amounts owing pursuant to the Existing Credit Agreement (as defined below), to pay fees and expenses related thereto, and for general working capital purposes (including Acquisitions permitted hereunder) and the Lenders, severally but not jointly, propose to lend to the Borrower, an aggregate principal amount of U.S.$40,000,000 for such purposes.

NOW, THEREFORE, the Borrower, CPV, the Lenders and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person or a line or lines of business conducted by such Person so long as such Person is in the business of owning or leasing Qualifying Property or such assets are Qualifying Property.

“Additions or Enhancements” means with respect to any Qualifying Property any improvements, expansions, additions, alterations, betterments or appurtenances thereto.

“Advance” means a borrowing under this Agreement.

“Affiliate” means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Borrower or CPV; or (ii) which beneficially owns or holds 5% or more of the Partnership Units of the Borrower or 5% or more of any class of the outstanding voting stock of CPV; or 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower and/or CPV. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of partnership interests, voting stock, by contract or otherwise.

“Agent” or “Administrative Agent” means BNP Paribas, as administrative agent for the Lenders hereunder, together with its successors and assigns in such capacity.

“Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Annualized EBITDA” means, with respect to any Qualifying Property, the sum of, without duplication, (i) net income, (ii) interest expense, (iii) taxes on income, (iv) amortization and (v) depreciation, all determined in accordance with GAAP applied on a Consistent Basis, which amount shall be determined (a) if such Qualifying Property has been owned or leased by CPV, the Borrower or any Subsidiary for at least four calendar quarters, on a four calendar quarter basis, (b) if such Qualifying Property has been owned or leased by CPV, the Borrower or any Subsidiary for one quarter, such quarter’s results shall be multiplied by four; if owned for two quarters, such quarters’ results shall be multiplied by two; and if owned for three quarters, such quarters’ results shall be multiplied by 4/3 and (c) if such Qualifying Property has been owned or leased by the Borrower or any Subsidiary for less than one quarter, based upon a pro forma annualized estimate of EBITDA prepared by the Borrower and acceptable to the Agent, which, together with the assumptions upon which such estimate is made is set forth on Schedule II to Exhibit H.

“Applicable Percentage” means, with respect to each Lender at any time, the percentage of the Total Commitment represented by the Commitment of such Lender or, if the Commitments of the Lenders shall have been terminated pursuant to the terms of this Agreement, the percentage of the aggregate principal amount of Loans outstanding represented by the principal amount of Loans by such Lender.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and/or maintained.

“Applicable Margin” means that percent per annum set forth below, which shall be based upon the ratio of Consolidated Total Liabilities to Consolidated Total Assets for the most recently ended fiscal quarter (or as of the effective date of the most recent Acquisition or Disposition, as applicable) as specified below:

Pricing Level	Consolidated Total Liabilities to Consolidated Total Assets	Applicable Margin
		Base Rate	Eurodollar Rate
I.	Less than or equal to 35%	0.00%	2.75%
II.	Less than or equal to 45% but greater than 35%	0.25%	3.00%
III.	Less than or equal to 50% but greater than 45%	0.50%	3.25%
IV.	Less than or equal to 55% but greater than 50%	0.75%	3.50%

If the Loans are outstanding on the Trigger Date then the Applicable Margin shall automatically increase by 2%.

The Applicable Margin shall be established at the end of each fiscal quarter of CPV and upon the effective date of any Acquisition or Disposition (each, a “Determination Date”) to be applicable until the next following Determination Date; provided that at all times from the Effective Date up to and including the Determination Date immediately following the Effective Date, the Applicable Margin shall be determined based upon the computations set forth in the Compliance Certificate delivered pursuant to Section 7.1(a)(xi). Any change in the Applicable Margin following each Determination Date shall be determined based upon the computations set forth in the Compliance Certificate furnished to the Agent pursuant to Section 9.1(a)(ii) and Section 9.1(b)(ii), or the certificate furnished to the Agent pursuant to Section 9.1(j), as applicable, in each case subject to review and approval of such computations by the Agent, and shall be effective commencing on the first Business Day following the date such certificate is received until the first Business Day following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur; provided however, if the Borrower shall fail to deliver any such Compliance Certificate or certificate required under Section 9.1(j) within the time period required by Section 9.1, then the Applicable Margin shall be that shown for Pricing Level IV until the appropriate Compliance Certificate is so delivered.

“Appraised Value” means, with respect to any Qualifying Property, the lesser of (i) its Leased Fee Value and (ii) Fee Simple Value, as determined by a Qualified Appraiser.

“Assignment and Assumption” shall mean an Assignment and Assumption in the form of Exhibit B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender’s interest under this Agreement pursuant to Section 13.1.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Representative” means any Person expressly designated by the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form of Exhibit C.

“Base Rate” means, for any day, the rate per annum equal to the sum of (a) the higher of (i) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (ii) the Prime Rate for such day plus (b) the Applicable Margin. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Base Rate Loan” means a Loan (including a Segment) for which the rate of interest is determined by reference to the Base Rate.

“Base Rate Segment” means a Segment bearing interest or to bear interest at the Base Rate.

“BNP” means BNP Paribas and its successors.

“Board” means the Board of Governors of the Federal Reserve System (or any successor body).

“Borrowing Notice” means the notice delivered by an Authorized Representative in connection with an Advance in the form of Exhibit D.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Principal Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“CCA” means Corrections Corporation of America, Inc., a Maryland corporation.

“CEC” means Community Education Centers, Inc., a Delaware corporation.

“Capital Expenditures” means, with respect to CPV and its Subsidiaries, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by CPV or any Subsidiary during such period for items that would be classified as “property, plant or equipment” or comparable items on the consolidated balance sheet of CPV and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Agent together with any Compliance Certificate delivered pursuant to Section 9.1(a) or (b), and (ii) with respect to any Capital Lease entered into by CPV or any Subsidiary during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in Section 9.1(a)), all the foregoing in accordance with GAAP applied on a Consistent Basis.

“Capital Leases” means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

“Cash Available for Distribution” means Funds from Operations, adjusted by subtracting (a) recurring tenant improvements and capital expenditures necessary to maintain in good condition and repair any Qualifying Property and (b) the straight-lining of rents adjustment in accordance with GAAP.

“Change of Control” means, at any time:

(i) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) either (A) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act ), directly or indirectly, of Voting Stock of CPV (or securities convertible into or exchangeable for such Voting Stock) representing 10% or more of the combined voting power of all Voting Stock of CPV (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of trustees of CPV;

(ii) during any period of up to 24 consecutive months, commencing on the Effective Date, individuals who at the beginning of such 24-month period were trustees of CPV shall cease for any reason (other than the death, disability or retirement of an officer of CPV that is serving as a trustee at such time so long as another officer of CPV replaces such Person as a trustee) to constitute a majority of the board of trustees of CPV;

(iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Borrower;

(iv) any Person other than CPV shall become the general partner of the Borrower;

(v) CPV shall at any time be the beneficial owner, directly or indirectly, of less than 66 2/3% of the Partnership Units of the Borrower; or

(vi) CPT Limited Partner Inc. shall own less than 1% of the Partnership Units of the Borrower,

provided, that a Change of Control will not include a change of control resulting from the execution and delivery (but not the consummation) of the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Commitment” means, with respect to each Lender, the amount specified next to such Lender’s name in Exhibit A.

“Compliance Certificate” means a certificate of an Authorized Representative demonstrating compliance with the covenants contained in Sections 10.1, 10.3, 10.7 and 10.9, as of the date of such certificate, substantially in the form of Exhibit H.

“Consistent Basis” in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of CPV referred to in Section 8.6(a).

“Consolidated Adjusted EBITDA” means, with respect to CPV and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes on income, (iv) amortization, and (v) depreciation, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis less the amount of actual cash expenditures by CPV and its Subsidiaries for maintenance-related Capital Expenditures during such Four-Quarter Period; provided, however, with respect to a Qualifying Property that is not owned or leased by CPV, the Borrower or any Subsidiary for such entire Four-Quarter Period, Consolidated Adjusted EBITDA shall be based on Annualized EBITDA for such Qualifying Property; provided further, however, that with respect to any Acquisition, Consolidated Adjusted EBITDA shall include the results of operations of such Person or assets (other than Qualifying Properties) so acquired, which amounts shall be determined on a historical pro forma basis as if such Acquisition had been consummated as a “pooling of interests”; provided further, however, that with respect to any Disposition of a Qualifying Property during the applicable Four-Quarter Period, Consolidated Adjusted EBITDA shall be determined on a historical pro forma basis to exclude the results of operations of the Qualifying Property so disposed; provided further, however, that the calculation of Consolidated Adjusted EBITDA shall exclude (x) the results of operations of Qualifying Properties financed with Non-Recourse Indebtedness and (y) the results of operations of Qualifying Properties that are leased (pursuant to a ground lease or otherwise) by CPV, the Borrower or any Subsidiary for which the remaining leasehold interest is for a period of less than fifty-five (55) years.

“Consolidated Adjusted EBITDAR” means, with respect to CPV and its Subsidiaries for any Four-Quarter Period ended on the date of computation thereof, the sum of Consolidated Adjusted EBITDA for such period plus Consolidated Rental Expense for such period.

“Consolidated Fixed Charges” means, with respect to CPV and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Interest Expense, (ii) current maturities of Consolidated Funded Indebtedness,

(iii) Restricted Payments paid or accrued during such period in respect of any preferred stock, and (iv) Consolidated Rental Expense, all determined on a consolidated basis in accordance with GAAP; provided that, fixed charges relating to Qualifying Properties financed with Non-Recourse Indebtedness shall not be included in the calculation of Consolidated Fixed Charges.

“Consolidated Fixed Charges Coverage Ratio” means, as of the date of computation thereof, the ratio of (i) Consolidated Adjusted EBITDAR (determined as of such date) to (ii) Consolidated Fixed Charges (for the Four-Quarter Period ending on (or most recently ended prior to) such date).

“Consolidated Funded Indebtedness” means, as of any date of determination, for CPV and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including without limitation all direct or Contingent Obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (b) all purchase money Indebtedness, (c) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (d) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (e) without duplication, all Contingent Obligations with respect to Indebtedness of the types specified in subsections (a) through (d) above of Persons other than CPV or any Subsidiary. For all purposes hereof, the Consolidated Funded Indebtedness of CPV or any Subsidiary shall include the foregoing Indebtedness in (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or a limited liability company) in which CPV or any Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to CPV or such Subsidiary.

“Consolidated Interest Coverage Ratio” means, as of the date of computation thereof, the ratio of (i) Consolidated Adjusted EBITDA (determined as at such date) to (ii) Consolidated Interest Expense (for the Four-Quarter Period ending on (or most recently ended prior to) such date); provided that, interest expense relating to Non-Recourse Indebtedness shall not be included in the calculation of Consolidated Interest Expense.

“Consolidated Interest Expense” means, with respect to any period of computation thereof, the gross interest expense of CPV and its Subsidiaries, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees (including fees payable in respect of any Swap Agreement) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense, (iii) the portion of any payments made in connection with Capital Leases and Synthetic Lease Obligations allocable to interest expense, and (iv) interest expense during the construction of any facilities as permitted under Section 10.3(d), all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; provided, however, that with respect to a Qualifying Property that is not owned or leased by CPV, the Borrower or any Subsidiary for such entire Four-Quarter Period, the interest expense attributable to any Indebtedness relating to such Qualifying Property shall be determined on an annualized basis so that if such Qualifying Property has been owned by CPV, the Borrower or any Subsidiary (a) for one full quarter, the interest expense attributable to such Qualifying Property for such quarter shall be multiplied by four; (b) for two full quarters, the interest expense attributable to such Qualifying Property for such two quarters shall be multiplied by two; (c) for three full quarters, the interest expense attributable to such Qualifying Property for such three quarters shall be multiplied by 4/3 and (d) for less than one full quarter, the interest expense attributable to such Qualifying Property shall be based upon a pro forma annualized estimate of such interest expense acceptable to the Agent; provided further, however, that with respect to any Disposition of a Qualifying Property during the applicable Four-Quarter Period, the interest expense attributable to Indebtedness relating to such Qualifying Property shall be excluded from the calculation of Consolidated Interest Expense.

“Consolidated Net Income” means, for any period of computation thereof, the gross revenues from operations of CPV and its Subsidiaries (including payments received by CPV and its Subsidiaries of (i) interest income, and (ii) dividends and distributions made in the ordinary course of their businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of CPV and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; but excluding (for all purposes other than compliance with Section 10.1(a) hereof as income: (i) net gains on the sale, conversion or other disposition of capital assets, (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of CPV or any Subsidiary, (iii) net gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) any other net gain or credit of an extraordinary nature as determined in accordance with GAAP applied on a Consistent Basis.

“Consolidated Net Worth” means, as of any date on which the amount thereof is to be determined, Consolidated Shareholders’ Equity minus (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) all reserves (other than contingency reserves not allocated to any particular purpose), including without limitation reserves for depreciation, depletion, amortization, obsolescence, deferred income taxes, insurance and inventory valuation, all as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

“Consolidated Rental Expense” means, for any period for CPV and its Subsidiaries, on a consolidated basis, the aggregate base rental payments to lessors or their assignees by such Persons for such period under agreements to rent or lease any real property (excluding payments in respect of Capital Leases but including payments in respect of Qualifying Properties) as recorded in accordance with GAAP applied on a Consistent Basis; provided, however, that with respect to a property that is not leased by CPV, the Borrower or any Subsidiary for such entire Four-Quarter Period, the rental expense attributable to any lease relating to such property shall be determined on an annualized basis so that if such property has been leased by CPV, the Borrower or any Subsidiary (a) for one full quarter, the rental expense attributable to such property for such quarter shall be multiplied by four; (b) for two full quarters, the rental expense attributable to such property for such two quarters shall be multiplied by two; (c) for three full quarters, the rental expense attributable to such property for such three quarters shall be multiplied by 4/3 and (d) for less than one full quarter, the rental expense attributable to such property shall be based upon a pro forma annualized estimate of such rental expense acceptable to the Agent; provided further, however, that with respect to any Disposition of a Qualifying Property during the applicable Four-Quarter Period, the rental expense attributable to such Qualifying Property shall be excluded from the calculation of Consolidated Rental Expense.

“Consolidated Secured Indebtedness” means, with respect to CPV and its Subsidiaries, as of any date on which the amount thereof is to be determined, all Indebtedness of CPV and its Subsidiaries at such date that is secured by a Lien on any property of CPV or any Subsidiary at such date (other than Non-Recourse Indebtedness) whether or not such Indebtedness is assumed, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

“Consolidated Shareholders’ Equity” means, as of any date on which the amount thereof is to be determined, the sum of the following in respect of CPV and its Subsidiaries (determined on a consolidated basis and excluding any upward adjustment after the Effective Date due to revaluation of assets): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained earnings (or, in the case of a deficit, minus the amount of such deficit), plus (iii) the amount of any foreign currency translation adjustment (if positive, or, if negative, minus the amount of such translation adjustment), minus (iv) the amount of any treasury stock, all as determined in accordance with GAAP applied on a Consistent Basis.

“Consolidated Total Assets” means the net book value of all assets of CPV and its Subsidiaries, on a consolidated basis determined in accordance with GAAP.

“Consolidated Total Indebtedness” means, with respect to CPV and its Subsidiaries, as of any date on which the amount thereof is to be determined, Indebtedness of CPV and its Subsidiaries at such date (other than Non-Recourse Indebtedness), all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

“Consolidated Total Liabilities” means all liabilities of CPV and its Subsidiaries (including all Indebtedness and the face amount of all outstanding Letters of Credit issued for the account of CPV or any Subsidiary and all obligations arising under such Letters of Credit), all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis. For the avoidance of doubt, Consolidated Total Liabilities includes Non-Recourse Indebtedness.

“Consolidated Total Value” means, as of any date on which the amount thereof is to be determined, the lesser of (a) the aggregate Historical Cost of the Qualifying Properties or (b) the aggregate Appraised Value of the Qualifying Properties.

“Contingent Obligation” of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the financial statements (including footnotes) of such Person in accordance with GAAP applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, (but excluding any litigation, environmental claim or other occurrence required to be included in the footnotes but that the Borrower reasonably determines is not likely to result in a Material Adverse Effect) and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including obligations of such Person however incurred:

(1) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

(2) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

(3) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

(4) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

(5) otherwise to assure the owner of the Indebtedness or such obligation of the primary obligor against loss in respect thereof.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to Section 2.8 hereof of a Eurodollar Rate Loan of one Type as a Eurodollar Rate Loan of the same Type from one Interest Period to the next Interest Period.

“Contract Party” means a Person who is a Governmental Authority and who contracts with GEO, CCA or another Lease Party or the Borrower with respect to the management and operation of a Qualifying Property.

“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.8 of one Type of Loan into another Type of Loan.

“Credit Party” means, collectively, the Borrower and each Guarantor.

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

“Default Rate” means (i) with respect to each Eurodollar Rate Loan, until the end of the Interest Period applicable thereto, a rate of two percent (2%) above the Eurodollar Rate applicable to such Loan, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, (ii) with respect to Base Rate Loans, at a rate of interest per annum which shall be two percent (2%) above the Base Rate and (iii) in any case, the maximum rate permitted by applicable law, if lower.

“Determination Date” shall have the meaning ascribed thereto in the definition of “Applicable Margin”.

“Disposition” means any disposition, whether in a single transaction or in a series of related transactions, by CPV, the Borrower or any other Credit Party of assets, including Qualifying Properties, having a value, in the aggregate, in excess of $5,000,000.

“Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.

“Effective Date” means the date as of which this Agreement is executed by the Borrower, CPV, the Lenders and the Agent and on which the conditions set forth in Section 7.1 have been satisfied.

“Eligible Assignee” has the meaning assigned thereto in Section 13.1.

“Eligible Securities” means the following obligations and any other obligations previously approved in writing by the Agent:

(a) Government Securities;

(b) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody’s;

(c) interest bearing demand or time deposits issued by any Lender or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated “A-” or better by S&P or “A-3” or better by Moody’s;

(d) Repurchase Agreements;

(e) Municipal Obligations;

(f) Pre-Refunded Municipal Obligations;

(g) shares of mutual funds which invest in obligations described in paragraphs (a) through (f) above, the shares of which mutual funds are at all times rated “AAA” by S&P;

(h) tax-exempt or taxable adjustable rate preferred stock issued by a Person having a rating of its long term unsecured debt of “A-” or better by S&P or “A-3” or better by Moody’s; and

(i) asset-backed remarketed certificates of participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least “A-1” by S&P and “P-1” by Moody’s.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of the Borrower, CPV or any of its or their ERISA Affiliates or is assumed by the Borrower, CPV or any of its or their ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the Borrower, CPV or any current or former ERISA Affiliate.

“Environmental Laws” means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate”, as applied to the Borrower and CPV, means any Person or trade or business which is a member of a group which is under common control with the Borrower or CPV, who together with the Borrower or CPV, is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

“Eurodollar Rate Loan” means a Loan (including a Segment) for which the rate of interest is determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage	+ Applicable Margin

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Segment” means a Segment bearing interest at the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any of the occurrences set forth as such in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 25, 2003 by and among the Borrower, the Guarantor, Bank of America, N.A., Wachovia Bank, National Association and Société Générale, as the same has been amended, supplemented or otherwise modified through the date hereof.

“Facility” has the meaning specified in Section 13.1(b).

“Facility Guaranty” means the guaranty by CPV of the Borrower’s Obligations set forth in Article V, the Guaranty Agreement of CPT Limited Partner Inc. dated as of the date hereof, and each Guaranty Agreement in the form of Exhibit I between one or more Guarantors and the Agent for the benefit of the Agent and the Lenders, delivered pursuant to Section 9.19, as each of the same may be amended, modified or supplemented.

“Facility Termination Date” means August 21, 2007.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

“Fee Simple Value” means the appraised value of a property for which the owner has absolute ownership, unencumbered by any other interest or estate subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.

“Fiscal Year” means the twelve month fiscal period of CPV and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Foreign Lender” has the meaning specified in Section 13.16(a)(i).

“Four-Quarter Period” means a period of four full consecutive fiscal quarters of CPV and its Subsidiaries, taken together as one accounting period.

“Funds from Operations” means Consolidated Net Income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, as such definition may be changed from time to time in the NAREIT White Paper on Funds from Operations.

“GAAP” or “Generally Accepted Accounting Principles” means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

“GEO” means The Geo Group, Inc, a Florida corporation.

“Government Securities” means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America.

“Governmental Authority” shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guaranties” means all obligations of CPV or any Subsidiary directly or indirectly guaranteeing, or in effect guaranteeing, any Indebtedness or other obligation of any other Person.

“Guarantors” means, at any date, CPV, CPT Limited Partner, Inc. and each Subsidiary now or hereafter existing, which has executed a Facility Guaranty as required by Section 9.19.

“Hazardous Material” means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

“Historical Cost” means with respect to any Qualifying Property, the sum of (i) the purchase price of such Qualifying Property, plus (ii) reasonable pre-acquisition due diligence expenditures, plus (iii) reasonable and customary closing costs and real estate commissions paid to third parties with respect to such Qualifying Property, plus (iv) any other reasonable and customary expenses incurred in connection with the acquisition of such Qualifying Property, all incurred by the Borrower or other Credit Party with respect to such Qualifying Property and all verified in writing to the Agent, plus (v) the cost of any Additions or Enhancements made to such Qualifying Property as evidenced in writing in a manner satisfactory to the Agent; provided, however, that the sum of the amounts described in (ii), (iii) and (iv) above may not exceed 5% of the amount described in (i) above.

“Indebtedness” means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property or arising under Rate Hedging Obligations, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations and Guaranties, that portion of obligations with respect to Capital Leases and Synthetic Lease Obligations and other items which in accordance with GAAP are required to be classified as a liability on a balance sheet; and any other items which are treated as debt by Moody’s or S&P but excluding all accounts payable in the ordinary course of business so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness include surplus and retained earnings, lease obligations (other than pursuant to Capital Leases and Synthetic Lease Obligations), reserves for deferred income taxes and investment credits, other deferred credits or reserves.

“Indebtedness for Money Borrowed” means with respect to any Person, without duplication, all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including conditional sales or similar title retention agreements), other than trade payables incurred in the ordinary course of business.

“ISP 98” shall have the meaning set forth in Section 3.7.

“Interest Period” means, for each Eurodollar Rate Loan, a period commencing on the date such Eurodollar Rate Loan is made or Converted and ending, at the Borrower’ option, on the date one, two, three, six or nine months thereafter as notified to the Agent by the Authorized Representative three (3) Business Days prior to the beginning of such Interest Period; provided, that,

(i) if the Authorized Representative fails to notify the Agent of the length of an Interest Period three (3) Business Days prior to the first day of such Interest Period, the Eurodollar Rate Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan as of the first day thereof;

(ii) if an Interest Period for a Eurodollar Rate Loan would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day);

(iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) no Interest Period shall extend past the Facility Termination Date; and

(v) there shall not be more than three (3) or such fewer number of Interest Periods in effect on any day with respect to the Loans.

“Interest Rate Selection Notice” means the written notice delivered by an Authorized Representative in connection with the election, with respect to a Loan, of a subsequent Interest Period for any Eurodollar Rate Loan or the Conversion of any Eurodollar Rate Loan into a Base Rate Loan or the Conversion of any Base Rate Loan into a Eurodollar Rate Loan, in the form of Exhibit E.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease Party” means any Person who is a lessee of a Qualified Property pursuant to a Security Lease; provided that (i) no Person that is not a Pre-Approved Lessee shall be a Lease Party with respect to any Qualifying Property that would result in the Qualifying Properties leased to such Person having Appraised Values aggregating more than 25% of Consolidated Total Value, and (ii) no Person that is not a Pre-Approved Lessee shall be a Lease Party with respect to any Qualifying Property that would result in the aggregate Appraised Value of all Qualifying Properties which are leased to Persons other than Pre-Approved Lessees to exceed 60% of Consolidated Total Value.

“Leased Fee Value” means the appraised value to the lessee thereof of a property for which the owner has conveyed by lease the rights of use and occupancy of such property to such lessee.

“Lenders” has the meaning specified in the recitals hereto.

“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, Borrower, CPV and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loan” or “Loans” means any loan made pursuant to Article II.

“Loan Documents” means this Agreement, the Notes, the Facility Guaranties and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Agent in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time.

“Master Lease” means that certain Master Agreement to Lease dated April 28, 1998 between the Borrower, as landlord, and GEO, as tenant, as the same may be amended, supplemented or replaced from time to time, as approved by the Agent.

“Material Adverse Effect” means a material adverse effect on (i) the business, properties, operations, condition or prospects, financial or otherwise, of Borrower, CPV and its Subsidiaries taken as a whole, (ii) the ability of any Credit Party to pay or perform its respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.

“Merger Agreement” means the Merger Agreement dated as of September 19, 2006 among The GEO Group, Inc., GEO Acquisition II, Inc. and CPV.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.

“Municipal Obligations” means general obligations issued by, and supported by the full taxing authority of, any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated in the highest investment rating category by both S&P and Moody’s.

“NAREIT” means the National Association of Real Estate Investment Trusts.

“Net Proceeds” (a) from any equity offering means cash payments received therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance; and (b) from any disposition of a Qualifying Property means cash payments received by the Borrower or other Credit Party therefrom (including any cash payments received pursuant to any note or other debt security received in connection with such disposition) as and when received, net of (i) all legal fees and expenses and other commissions and fees and expenses paid to third parties and incurred in connection therewith and (ii) all taxes required to be paid or accrued as a consequence of such sale.

“New Lender” shall have the meaning set forth in Section 2.9(b).

“Non-Conforming Investments” means any of the following:

(a) undeveloped real property;

(b) non-income producing real property; and

(c) real property that is not a Qualifying Property.

“Non-Recourse Indebtedness” means Indebtedness of Unrestricted Subsidiaries incurred to finance the acquisition of a Qualifying Property for which the recourse for payment is limited to the assets securing such Indebtedness, with no liability of any Person, other than the maker of such Indebtedness, for any deficiency between the proceeds derived from liquidation of such asset and the amount owed.

“Notes” means the promissory notes of the Borrower evidencing Loans executed and delivered to the Lenders substantially in the form of Exhibit F.

“Obligations” means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) all liabilities of any Credit Party to any Lender or an affiliate of a Lender which arise under a Swap Agreement, and (iii) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders or the Agent hereunder, under any one or more of the other Loan Documents or with respect to the Loans, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against CPV, the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

“Other Taxes” shall have the meaning set forth in Section 6.1.

“Outstandings” means as of any date of determination, the aggregate principal amount of all Loans then outstanding.

“Partnership Units” means with respect to the Borrower, and with respect to each class of partnership, those units representing an equal undivided fractional share of each item of the Borrower’s income, gain and loss and in distribution of the Borrower’s assets.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of the Borrower or CPV or any of its or their ERISA Affiliates or is assumed by the Borrower or CPV or any of its or their ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of the Borrower or CPV or any current or former ERISA Affiliate.

“Permitted Encumbrances” means with respect to each Qualified Property such title exceptions which are shown as specific exceptions to title on the title commitment for such Qualified Property and which have been reviewed and approved by the Agent in its sole discretion; provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

“Pre-Approved Lessee” means (as at any date of determination thereof, including any date of determination of Eligible Properties) GEO, CCA or a Governmental Authority whose unsecured long-term Indebtedness is rated BBB-/Baa3 or better by S&P and Moody’s.

“Pre-Refunded Municipal Obligations” means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody’s and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity, (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same become due and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same become due as verified by a nationally recognized firm of certified public accountants.

“Prime Rate” means the per annum rate of interest established from time to time by BNP as its prime rate, which rate may not be the lowest rate of interest charged by BNP to its customers.

“Principal Office” means the principal office of BNP, presently located at The Equitable Tower, 787 Seventh Avenue, New York, New York 10019, Attention: James Broadus, or such other office and address as the Agent may from time to time designate.

“Qualified Appraiser” means a MAI appraiser selected by the Agent.

“Qualifying Property” means any (i) correctional or detention facility, or (ii) other improved real property used for any other purpose approved by the Required Lenders, as to which, in either case, a final certificate of occupancy has been issued by the applicable Governmental Authority, if such real property is located in a jurisdiction where such certificates are issued, or if not so located, an equivalent certificate relating to such real property’s fitness for occupancy or use as a correctional or detention facility or other approved purpose, as applicable, has been issued by the applicable Governmental Authority.

“Rate Hedging Obligations” means any and all obligations of CPV or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate “swap” agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

“Registration Statement” means the Registration Statement of CPV on Form S-11, Registration No. 333-46681, as filed by CPV with the Securities and Exchange Commission on

February 20, 1998, and the Registration Statement of CPV on Form S-3 Registration No. 333-90364, as supplemented by a Prospectus Supplement filed on July 18, 2003, together with any amendments thereto.

“Regulation D” means Regulation D of the Board as the same may be amended or supplemented from time to time.

“Regulatory Change” means any change effective after the Effective Date in United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy, including those relating to “highly leveraged transactions,” whether or not having the force of law, and whether or not failure to comply therewith would be unlawful and whether or not published or proposed prior to the date hereof.

“REIT” means a real estate investment trust qualified for treatment as such for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended.

“Repurchase Agreement” means a repurchase agreement entered into with any financial institution whose debt obligations are rated “A” or better by either of S&P or Moody’s, or whose commercial paper is rated “A-1” or better by S&P or “P-1” by Moody’s.

“Required Lenders” means, as of any date of determination, Lenders whose Applicable Percentages aggregate more than 50% of the Applicable Percentages of all Lenders.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of CPV or any of its Subsidiaries (other than those payable or distributable solely to CPV, the Borrower or to any Subsidiary other than an Unrestricted Subsidiary) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of CPV or any of its Subsidiaries (other than those payable or distributable solely to CPV) now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of CPV or any of its Subsidiaries now or hereafter outstanding; and (d) any issuance and sale of capital stock of any Subsidiary of CPV (or any option, warrant or right to acquire such stock) other than to CPV.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc.

“Security Leases” means, collectively, those leases indicated as such on Schedule 4.3 as it may exist from time to time, which are leases relating to Qualifying Properties.

“Segment” means a portion of the Loans (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

“Single Employer Plan” means any employee pension benefit plan covered by Title IV of ERISA in respect of which the Borrower, CPV or any Subsidiary is an “employer” as described in Section 4001(b) of ERISA and which is not a Multiemployer Plan.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations; and

(ii) it is then able and expects to be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Subsidiary” means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by CPV and/or by one or more of CPV’s Subsidiaries.

“Swap Agreement” means one or more agreements between the Borrower and any Person with respect to Indebtedness evidenced by any or all of the Notes, on terms mutually acceptable to the Borrower and such Person which agreements create Rate Hedging Obligations.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall have the meaning set forth in Section 6.1.

“Termination Event” means: (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation); or (ii) the withdrawal of the Borrower, CPV or any of its or their ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of the Borrower, CPV or any of its or their ERISA Affiliates from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively;

or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Total Commitments” means the aggregate of all Commitments.

“Trigger Date” means March 31, 2007.

“Type” shall mean any type of Loan (i.e., a Base Rate Loan or a Eurodollar Rate Loan).

“Unrestricted Subsidiary” means a Subsidiary of the Borrower that has not executed a Facility Guaranty that is in full force and effect and with respect to which the Borrower has provided a notice as required by Section 9.19.

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

1.2 Rules of Interpretation.

(a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis.

(b) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

(c) Except as otherwise expressly provided, references herein to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to this Agreement.

(d) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

(e) When used herein or in any other Loan Document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

(f) References to “including” means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

(g) All dates and times of day specified herein shall refer to such dates and times at New York, New York.

(h) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

(i) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

(j) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.

ARTICLE II

THE FACILITY

2.1 Loans.

(a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make an advance of its Commitment to the Borrower on the Effective Date. The principal amount of each Segment of the Loan outstanding hereunder from time to time shall bear interest and the Loan shall be repayable as provided herein. No amount of the Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent Advance under the Loans shall be allowed after the initial such Advance of the Loan on the Effective Date.

(b) Not later than 1:00 P.M. New York time, on the Effective Date, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Commitment of the Loan available by wire transfer to the Agent. Such wire transfer shall be directed to the Agent at its Principal Office and shall be in the form of immediately available funds in Dollars. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, including without limitation the satisfaction of all applicable conditions in Section 7.2, be made available to the Borrower on the Effective Date by delivery of the proceeds thereof as shall be directed by the Responsible Officer of the Borrower and reasonably acceptable to the Agent. The initial Advance of the Loan shall be a single Base Rate Segment, subject to Conversion after the Effective Date in accordance with an Interest Rate Selection Notice delivered on the Effective Date (or, if no Interest Rate Selection Notice is so delivered on the Effective Date, thereafter in accordance with Section 2.8).

2.2 Payment of Interest. (a) The Borrower shall pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the then applicable Base Rate for Base Rate Loans or applicable Eurodollar Rate for Eurodollar Rate Loans, as designated by the Authorized Representative pursuant to Section 2.1; provided however, that if any Event of Default shall occur and be continuing, all amounts outstanding hereunder shall bear interest thereafter at the Default Rate.

(b) Notwithstanding Section 2.2(a), in respect of a Base Rate Loan made on the Effective Date, such Base Rate Loan shall bear interest on each day at the Prime Rate for such day plus the Applicable Margin for Base Rate Loans; provided that if the Borrower does not deliver a notice pursuant to Section 2.8 on or before the date falling 30 days after the Effective Date to Convert such Base Rate Loan into a Eurodollar Rate Loan then the interest rate in respect of such Base Rate Loan shall be, from that date, the Base Rate plus the Applicable Margin for Base Rate Loans.

(c) Interest on each Base Rate Loan shall be computed on the basis of a year of 365/366 days and calculated in each case for the actual number of days elapsed. Interest on each Eurodollar Loan shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed. Interest on each Eurodollar Rate Loan shall be payable on the last day of the relevant Interest Period, any date that such Loan is prepaid or Converted, in whole or in part, and the Facility Termination Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, interest shall also be paid on the Business Day which falls three months after the beginning of such Interest Period. Interest on each Base Rate Loan shall be payable on the last Business Day of each March, June, September and December and the Facility Termination Date, as applicable. Notwithstanding the foregoing, interest accruing at the Default Rate shall be payable from time to time upon demand of the Agent.

2.3 Payment of Principal. The principal amount of the Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Facility Termination Date, or earlier as specifically provided herein. The principal amount of any Base Rate Loan may be prepaid in whole or in part at any time. The principal amount of any Eurodollar Rate Loan may be prepaid only at the end of the applicable Interest Period unless the Borrower shall pay to the Agent for the account of the applicable Lenders the additional amount, if any, required under Section 6.5. All prepayments of Loans made by the Borrower shall be in the amount of $1,000,000 or such greater amount which is an integral multiple of $100,000, or the amount equal to all Outstandings, or such other amount as necessary to comply with Section 2.8.

2.4 Manner of Payment. (a) Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to the Loans, shall be made to the Agent at the Principal Office, for the account of each Lender, in Dollars and in immediately available funds without setoff, deduction or counterclaim before 12:30 P.M. on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Agent.

(b) The Agent shall deem any payment made by or on behalf of the Borrower hereunder that is not made both in Dollars and in immediately available funds and prior to 12:30 P.M. to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the later of (i) the time such funds become available funds and (ii) the next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the later of (x) the date such funds become available funds or (y) the next Business Day at the Default Rate from the date such amount was due and payable.

(c) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under clause (ii) of the definition of “Interest Period”; provided that interest shall continue to accrue during the period of any such extension and provided further, that in no event shall any such due date be extended beyond the Facility Termination Date.

2.5 Notes. Loans made by each Lender shall, if requested by a Lender, be evidenced by the Note payable to the order of such Lender in the respective amount of its Applicable Percentage of the Total Commitment, which Note shall be dated the Effective Date or a later date pursuant to an Assignment and Assumption and shall be duly completed, executed and delivered by the Borrower.

2.6 Pro Rata Payments. Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Loans and the fees described in Section 2.10 shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without diminution, setoff, recoupment or counterclaim, and (d) the Agent will distribute (with respect to funds received by 12:30 P.M. on a Business Day, on the same Business Day, and in all other cases, by 12:30 P.M. on the following Business Day) to the Lenders entitled thereto in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

2.7 Reductions. The Borrower shall, by notice from an Authorized Representative, have the right from time to time but not more frequently than once each calendar month, upon not less than three (3) Business Days’ written notice to the Agent, effective upon receipt, to reduce the Total Commitment. The Agent shall give each Lender, within one (1) Business Day of receipt of such notice, telefacsimile notice, or telephonic notice (confirmed in writing), of such reduction. Each such reduction shall be in the aggregate amount of $5,000,000 or such greater amount which is in an integral multiple of $1,000,000, or the entire remaining Total Commitment, and shall permanently reduce the Total Commitment. Each reduction of the Total Commitment shall be accompanied by payment of the Loans to the extent that the principal amount of Outstandings exceeds the reduced Total Commitment. No such reduction shall result in the payment of any Eurodollar Rate Loan other than on the last day of the Interest Period of such Eurodollar Rate Loan unless such prepayment is accompanied by amounts due, if any, under Section 6.5.

2.8 Conversions and Elections of Subsequent Interest Periods. Subject to the limitations set forth below and in Article VI, the Borrower may:

(a) upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 11:00 A.M. on any Business Day, Convert all or a part of Eurodollar Rate Loans to Base Rate Loans on the last day of the Interest Period for such Eurodollar Rate Loans; and

(b) provided that no Default or Event of Default shall have occurred and be continuing upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 11:00 A.M. three (3) Business Days’ prior to the date of such election or Conversion:

(i) elect a subsequent Interest Period for all or a portion of Eurodollar Rate Loans to begin on the last day of the then current Interest Period for such Eurodollar Rate Loans; and

(ii) Convert Base Rate Loans to Eurodollar Rate Loans on any Business Day.

Each election and Conversion pursuant to this Section 2.8 shall be subject to the limitations on Eurodollar Rate Loans set forth in the definition of “Interest Period” herein and in Sections 2.1, 2.3 and Article VI. The Agent shall give written notice to each Lender of such notice of election or Conversion prior to 3:00 P.M. on the day such notice of election or Conversion is received. All such Continuations or Conversions of Loans shall be effected pro rata based, as applicable, on the Applicable Percentages of the Lenders.

2.9 Additional Fees. If any Loans are outstanding on the Trigger Date the Borrower shall pay to the Agent, for the benefit of the Lenders, a fee in an amount equal to the higher of (a) $250,000 and (b) 1% of the aggregate principal amount of Loans outstanding on such date.

2.10 [Reserved]

2.11 Deficiency Advances; Failure to Purchase Participations. (a) No Lender shall be responsible for any default of any other Lender in respect to such other Lender’s obligation to make any Loan hereunder nor shall the Commitment of any Lender hereunder be increased as a result of such default of any other Lender.

(a) Unless the Borrower or any Lender has notified the Agent, prior to the date any payment is required to be made by it to the Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Advance under its Note. If such Lender does not pay such amount forthwith upon the Agent’s demand therefor, the Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment, or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(b) If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Advance set forth in Article VII are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower to repay all amounts owing pursuant to the Existing Credit Agreement and for general working capital purposes (including Acquisitions permitted hereunder).

2.13 Mandatory Prepayments. In addition to the required payments of principal of the Loans set forth in Section 2.3 and any optional payments of principal of the Loans effected under Sections 2.3 and 2.7, the Borrower shall make required prepayments, each such prepayment to be made to the Agent for the benefit of the Lenders, (a) in the amount of all Outstandings, upon a Change of Control and (b) in the case of a Disposition permitted by Section 10.6(a), an amount equal to 100% of the Net Proceeds received in connection with the Disposition, which prepayments shall result in a permanent reduction of the Total Commitment

ARTICLE III

[Reserved]

ARTICLE IV

[Reserved]

ARTICLE V

FACILITY GUARANTY

5.1 Facility Guaranty. CPV hereby unconditionally, absolutely, continually and irrevocably guarantees, to the Agent, for the benefit of the Lenders, the payment and performance in full of (a) the Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms hereof, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to any one or more of the Lenders, including without limitation principal, interest, premium or fee (including, but not limited to, loan fees and attorneys’ fees and expenses); and (b) the Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower hereunder and all other Loan Documents; (c) the prompt payment in full, when due or declared due and at all such times, of Rate Hedging Obligations arising under Swap Agreements to which any Lender is a party (collectively, the “Guarantor’s Obligations”); provided, however, that the liability of CPV with respect to the Guarantors’ Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

5.2 Payment. If the Borrower shall default in payment or performance of any of the Obligations, whether principal, interest, premium, fee (including, but not limited to, loan fees and attorneys’ fees and expenses), or otherwise, when and as the same shall become due, whether according to the terms hereof, by acceleration, or otherwise, or upon the occurrence of any Event of Default hereunder that has not been cured or waived, then CPV shall, upon demand thereof by the Agent or its successors or assigns as of the date of such demand, fully pay to the Agent, for the benefit of the Lenders, subject to any restriction set forth in Section 5.1, an amount equal to all of the Guarantor’s Obligations then due and owing.

5.3 Guaranty Absolute. The guaranty made under this Article V is a guaranty of payment and not of collection. The Guarantor’s Obligations shall be absolute and unconditional irrespective of the validity, legality or enforceability of this Agreement, the Notes or any other Loan Document or any other guaranty of the Borrower’s Obligations, and shall not be affected by any action taken under this Agreement, the Notes or any other Loan Document, any other guaranty of the Borrower’s Obligations, or any other agreement between any Lender and the Borrower or any other Person, in the exercise of any right or power therein conferred, or by any failure or omission to enforce any right conferred thereby, or by any waiver of any covenant or condition therein provided, or by any acceleration of the maturity of any of the Borrower’s Obligations, or by the release or other disposal of any security for any of the Borrower’s Obligations, or by the dissolution of the Borrower or the combination or consolidation of the Borrower into or with another entity or any transfer or disposition of any assets of the Borrower or by any extension or renewal of this Agreement, any of the Notes or any other Loan Document, in whole or in part, or by any modification, alteration, amendment or addition of or to this Agreement, any of the Notes or any other Loan Document, any other guaranty of the Borrower’s Obligations, or any other agreement between any Lender and the Borrower or any other Person, or by any other circumstance whatsoever (with or without notice to or knowledge of CPV) which may or might in any manner or to any extent vary the risks of CPV, or might otherwise constitute a legal or equitable discharge of a surety or a guarantor; it being the purpose and intent of the parties hereto that the guaranty made under this Article V shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

5.4 Reinstatement. CPV agrees that the guaranty made under this Article V shall continue to be effective or be reinstated, as the case may be, at any time payment received by the Agent under this Agreement is rescinded or must be restored for any reason.

5.5 Waiver; Subrogation.

(a) CPV hereby waives notice of the following events or occurrences: (i) the Lenders’ heretofore, now or from time to time hereafter making Advances and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower, whether pursuant to this Agreement or the Notes or any other Loan Document or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (ii) the Lenders or the Borrower heretofore, now or at any time hereafter, obtaining, amending, substituting for, releasing, waiving or modifying this Agreement, the Notes or any other Loan Documents; (iii) presentment, demand, default, non-payment, partial payment and protest; (iv) any Lender heretofore, now or at any time hereafter granting to the Borrower (or any other party liable to the Lenders on account of the Borrower’s Obligations) or to any other Guarantor any indulgence or extensions of time of payment of the Borrower’s Obligations, and (v) any Lender heretofore, now or at any time hereafter accepting from the Borrower, any other Guarantor or any other Person, any partial payment or payments on account of the Borrower’s Obligations or any collateral securing the payment thereof or the Agent settling, subordinating, compromising, discharging or releasing the same.

(b) CPV hereby agrees that payment or performance by CPV of the guaranty made under this Article V may be enforced by the Agent on behalf of the Lenders upon demand by the Agent to CPV without the Agent being required, CPV expressly waiving any right it may have to require the Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Agent by the Borrower, any other Guarantor or any other Person on account of the Borrower’s Obligations or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY CPV THAT DEMAND UNDER THIS ARTICLE V MAY BE MADE BY THE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THIS AGREEMENT. Neither the Agent nor any Lender shall have any obligation to protect, secure or insure any of the foregoing security interests, Liens or encumbrances on the properties or interests in properties subject thereto.

(c) CPV further agrees that it shall have no right of subrogation (unless and until the occurrence of the Facility Termination Date), reimbursement or indemnity, nor any right of recourse to security for the Borrower’s Obligations. This agreement is expressly intended to prevent the existence of any claim in respect to such reimbursement by CPV against the estate of the Borrower within the meaning of Section 101 of the Bankruptcy Code, and to prevent CPV from constituting a creditor of the Borrower in respect of such reimbursement within the meaning of Section 547(b) of the Bankruptcy Code in the event of a subsequent case involving the Borrower. If an amount shall be paid to CPV on account of such subrogation rights at any time prior to termination of this Agreement in accordance with the provisions of Section 13.8, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Agent, for the benefit of the Lenders, to be credited and applied upon the Guarantor’s Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

5.6 Set-Off and Waiver. CPV waives any right to assert against the Agent or any Lender as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which CPV may now or at any time hereafter have against the Borrower or the Lenders without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to CPV. If at any time hereafter the Lenders employ counsel for advice or other representation to enforce any Guarantor’s Obligations that arise out of an Event of Default, then, in any of the foregoing events, all of the reasonable attorneys’ fees arising from such services and all expenses, costs and charges in any way or respect arising in connection therewith or relating thereto shall be paid by CPV to the Agent, for the benefit of the Lenders, on demand. CPV agrees that the Agent and each Lender shall have a lien for all Guarantor’s Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts of any kind, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or such Lender or otherwise in the possession or control of the Agent or such Lender (other than for safekeeping) for any purpose for the account or benefit of CPV and including any balance of any deposit account or of any credit of CPV with the Agent or such Lender, whether now existing or hereafter established, hereby authorizing the Agent and each Lender from and after the occurrence of an Event of Default giving rise to any of Guarantor’s Obligations at any time or times with or without prior notice to apply such balances or any part thereof to such of Guarantor’s Obligations to the Lenders then past due and in such amounts as they may elect, and whether or not the collateral or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this Section 5.6, all remittances and property shall be deemed to be in the possession of the Agent or such Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

ARTICLE VI

TAXES, YIELD PROTECTION AND ILLEGALITY

6.1 Taxes. (a) Any and all payments by the Borrower to or for the account of the Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Agent or any Lender, the Borrower shall also pay to the Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Agent and such Lender, (ii) amounts payable under subsection (c) above, and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Agent makes a demand therefor.

6.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

6.3 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

6.4 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 6.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

6.5 Funding Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 6.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

6.6 Matters Applicable to all Requests for Compensation. A certificate of the Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent or such Lender may use any reasonable averaging and attribution methods.

6.7 Survival. All of the Borrower’s obligations under this Article VI shall survive termination of the Total Commitments and repayment of all other Obligations hereunder.

ARTICLE VII

CONDITIONS TO EFFECTIVENESS

7.1 Conditions to Effectiveness. The obligations of the Lenders to make Advances under this Agreement are subject to the conditions precedent that:

(a) the Agent shall have received on or before the Effective Date, in form and substance satisfactory to the Agent and Lenders, the following:

(i) executed originals of each of this Agreement and, if requested, the Notes, together with all schedules and exhibits thereto;

(ii) the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby of Goodwin Procter LLP, as to New York and Delaware law, Ballard Spahr Andrews & Ingersoll, LLP, as to Maryland law, and Greenberg Traurig, P.A., as to Florida law, each special counsel to the Credit Parties, dated the Effective Date, addressed to the Agent and the Lenders and reasonably satisfactory to the Agent, substantially in the form of Exhibit G;

(iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each Credit Party certified by its secretary or assistant secretary as of the Effective Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

(iv) specimen signatures of officers of each of the Credit Parties executing the Loan Documents on behalf of such Credit Party, certified by the secretary or assistant secretary of such Credit Party;

(v) the Organizational Documents of each of the Credit Parties certified as of a date not more than 30 days prior to the Effective Date by the Secretary of State or comparable official of its state of organization;

(vi) Operating Documents of each of the Credit Parties certified as of the Effective Date as true and correct by its secretary or assistant secretary;

(vii) certificates issued as of a date not more than 30 days prior to the Effective Date by the Secretaries of State or comparable official of the respective jurisdictions of formation of each of the Credit Parties as to the due existence and good standing of such Person;

(viii) appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of each of the Credit Parties as of a date not more than 30 days prior to the Effective Date by the Secretary of State or comparable official of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could have a Material Adverse Effect;

(ix) notice of appointment of the initial Authorized Representative(s);

(x) a Compliance Certificate dated the Effective Date;

(xi) a Borrowing Notice, if any, and, if elected by the Borrower, an Interest Rate Selection Notice, both to be delivered by no later than 3:00pm (New York time) on the Effective Date for Base Rate Loans and by no later than 3:00pm (New York time) on the day three Business Days prior to the Effective Date for Eurodollar Rate Loans;

(xii) evidence of the ownership by CPV, as a limited partner, of not less than 66-2/3% of the Partnership Units of the Borrower;

(xiii) evidence that all fees payable by the Borrower on the Effective Date to the Agent and the Lenders have been paid in full;

(xiv) a copy of the consent of the parties to the Merger Agreement to the transactions contemplated by this Agreement;

(xv) evidence reasonably acceptable to the Agent of repayment in full and termination of the Existing Credit Agreement together with evidence of release of all Liens granted thereunder, consisting of a payoff letter in form and substance reasonably satisfactory to the Agent and the authorization by the agent under the Existing Credit Agreement granted to the Borrower to file UCC-3 termination statements and mortgage releases;

(xvi) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Effective Date in connection with the consummation of the transactions contemplated hereby; and

(b) In the good faith judgment of the Agent and the Lenders:

(i) there shall not have occurred or become known to the Agent or the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Credit Parties delivered to the Agent prior to the Effective Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be likely to result in a Material Adverse Effect; and

(iii) the Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which any of the Credit Parties is a party or by which any of them or their properties is bound.

(c) the representations and warranties of the Credit Parties set forth in Article VIII and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance, except to the extent that such representations and warranties expressly relate to an earlier date; and

(d) at the time of (and after giving effect to) each Advance no Default or Event of Default specified in Article XI shall have occurred and be continuing.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Each of CPV and the Borrower represent and warrant with respect to itself and each of its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:

8.1 Organization and Authority.

(a) Each Credit Party is a corporation, partnership or real estate investment trust, as applicable, duly organized and validly existing under the laws of the jurisdiction of its formation;

(b) Each Credit Party (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure to so qualify would have a Material Adverse Effect;

(c) The Borrower and CPV have the power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party, and the Borrower has the power and authority to execute, deliver and perform the Notes and to borrow hereunder;

(d) Each Credit Party has the power and authority to execute, deliver and perform each Facility Guaranty and each of the other Loan Documents to which it is a party; and

(e) When executed and delivered, each of the Loan Documents to which any Credit Party is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

8.2 Loan Documents. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party:

(a) have been duly authorized by all requisite Organizational Action of such Credit Party required for the lawful execution, delivery and performance thereof;

(b) do not violate any provisions of (i) applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on such Credit Party or its properties, or (iii) the Organizational Documents or Operating Documents of such Credit Party;

(c) does not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Credit Party is a party, or by which the properties or assets of such Credit Party are bound; and

(d) does not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Credit Party;

8.3 Solvency. Each Credit Party is Solvent after giving effect to the transactions contemplated by the Loan Documents.

8.4 Subsidiaries and Stockholders. CPV has no Subsidiaries other than those Persons listed as Subsidiaries in Schedule 8.4; Schedule 8.4 states as of the date hereof the organizational form of each entity, the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares, Partnership Units or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock, Partnership Units or other equity interest owned by CPV or by any such Subsidiary; the outstanding shares, Partnership Units or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and CPV and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 8.4, free and clear of any Lien.

8.5 Ownership Interests. CPV and its Subsidiaries own no interest in any Person other than the Persons listed in Schedule 8.4 and equity investments in Persons not constituting Subsidiaries permitted under Section 10.7.

8.6 Financial Condition.

(a) The audited financial statements of CPV and its Subsidiaries for the fiscal year ended December 31, 2005 present fairly the financial condition of CPV and its Subsidiaries for the period described therein and the unaudited interim financial statements, including the balance sheet as of September 30, 2006 and the statement of operations for the period ended September 30, 2006, are true and accurate;

(b) since the date of the audited financial statements referred to in Section 8.6(a) hereof, there has been no material adverse change in the condition, financial or otherwise, of CPV or any of its Subsidiaries or in the businesses, properties, performance, prospects or operations of CPV or its Subsidiaries, nor have such businesses or properties been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God; and

(c) except as set forth in the audited financial statements referred to in Section 8.6(a) or in Schedule 8.6 or permitted by Section 8.5, neither CPV nor any Subsidiary has incurred, other than in the ordinary course of business, any material Indebtedness, Contingent Obligation or other commitment or liability which remains outstanding or unsatisfied.

8.7 Title to Properties. (a) CPV, the Borrower and each other Credit Party has good and marketable title to all its real and personal properties, subject to no transfer restrictions or Liens of any kind, except for the transfer restrictions and Liens described in Schedule 8.7 and Liens permitted by Section 10.4.

(b) CPV, the Borrower and each other Credit Party, as applicable, has fee simple (except with respect to the Hobbs, New Mexico facility for which the Borrower has a leasehold interest of more than 55 years), and good and marketable title to each of the Initial Properties, and will have fee simple (or a leasehold interest with a remaining term exceeding that of the related Security Lease and of at least 55 years in length) and good marketable title to each of the Qualified Properties, as applicable, subject to no Liens, easement, encumbrances, restrictions or other matters of record other than Permitted Encumbrances.

8.8 Taxes. Except as set forth in Schedule 8.8, CPV, the Borrower and each other Credit Party has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves reflected in the financial statements described in Section 8.6(a) and satisfactory to CPV’s independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by either of them, to the extent that such taxes have become due.

8.9 Other Agreements. No Credit Party is

(a) a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

(b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Credit Party is a party, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.

8.10 Litigation. Except as set forth in Schedule 8.10, there is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of CPV, threatened by or against the Borrower or any other Credit Party or affecting the Borrower or any other Credit Party or any properties or rights of the Borrower or any other Credit Party, which could reasonably be likely to have a Material Adverse Effect.

8.11 Margin Stock. The proceeds of the borrowings made hereunder will be used by the Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a “purpose credit” within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

8.12 Investment Company. No Credit Party is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. § 80a 1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower and the other Credit Parties of the transactions contemplated by the Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

8.13 Patents, Etc. The Borrower and each other Credit Party owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, other proprietary right of any other Person;

8.14 No Untrue Statement. Neither (a) this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any other Credit Party in accordance with or pursuant to any Loan Document nor (b) any statement, representation, or warranty provided to the Agent in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading;

8.15 No Consents, Etc. Neither the respective businesses or properties of the Credit Parties, nor any relationship among the Credit Parties and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of any Credit Party as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, if not obtained or effected, would be reasonably likely to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be;

8.16 Employee Benefit Plans.

(a) The Borrower and CPV and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by CPV or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(b) Neither the Borrower, CPV nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan;

(c) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither the Borrower, CPV nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

(d) The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

(e) To the best of CPV’s knowledge, each Employee Benefit Plan subject to Title IV of ERISA, maintained by the Borrower, CPV or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules;

(f) The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

(g) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of CPV after due inquiry, is threatened concerning or involving any Employee Benefit Plan.

8.17 No Default. As of the date hereof, there does not exist any Default or Event of Default hereunder.

8.18 Environmental Laws. Except as listed on Schedule 8.18, CPV and each Subsidiary is in compliance with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals. Except as listed on Schedule 8.18, neither CPV nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation, and neither CPV nor any

Subsidiary is aware of any facts, which (a) calls into question, or could reasonably be expected to call into question, compliance by either CPV or any Subsidiary with any Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the operation of CPV’s or any Subsidiary’s business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of CPV or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law.

8.19 Employment Matters. (a) None of the employees of CPV or any Subsidiary is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of CPV and the Borrower, threatened against CPV or any Subsidiary or between CPV or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(b) Except to the extent a failure to maintain compliance would not have a Material Adverse Effect, CPV and each Subsidiary is in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any litigation, administrative proceeding nor, to the knowledge of CPV and the Borrower, any investigation, in respect of such matters which, if decided adversely, could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

8.20 RICO. Neither CPV nor any Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws;

8.21 REIT Status. CPV has done all things necessary to qualify as a REIT, has been organized in conformity with the requirements for qualification as a REIT and its method of operation as described in the Registration Statement will permit it to meet the requirements for qualification and taxation as an REIT;

8.22 Leases; Appraised Value. Each of the Security Leases is in full force and effect and the Borrower, CPV and each Guarantor are in compliance with all of the terms and conditions of such Security Lease; none of the Security Leases has been amended or modified, except as required under Section 10.2 or except as otherwise permitted by the Agent; and neither the Borrower nor CPV has any information which leads it to believe that the Appraised Value of the Qualifying Properties as set forth on Schedule 4.3 is not correct;

8.23 Governmental/Operating Agreements. Each of the governmental or operating agreements with the related Contract Party are in full force and effect, and the Pre-Approved Lessee is in compliance with all terms and conditions contained therein;

8.24 Tax Shelter Regulations. The Borrower does not intend to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4). If the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. The Borrower acknowledges that the Administrative Agent and/or one or more of the Lenders may treat the Loans as part of a transaction that is subject to Treasury Regulation section 1.6011-4 or section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

ARTICLE IX

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, CPV and the Borrower shall, and where applicable shall cause each Subsidiary to:

9.1 Financial Reports, Etc. (a) as soon as practical and in any event within 93 days after the end of each Fiscal Year of CPV, deliver or cause to be delivered to the Agent and each Lender (i) consolidated and consolidating balance sheets of CPV and its Subsidiaries as at the end of such Fiscal Year, and the notes thereto, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth (other than for consolidating statements) comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the consolidated financial statements, opinions of Ernst & Young LLP, or other such independent certified public accountants selected by CPV and approved by the Agent, which are unqualified as to the scope of the audit performed and as to the “going concern” status of CPV and without any exception not acceptable to the Lenders, and (ii) a Compliance Certificate dated as of the end of such Fiscal Year;

(b) as soon as practical and in any event within 48 days after the end of each fiscal quarter (except the last fiscal quarter of the Fiscal Year), deliver to the Agent and each Lender (i) consolidated and consolidating balance sheets of CPV and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period, and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of CPV and its Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in their financial position for such fiscal period, in conformity with the standards set forth in Section 8.6(a) with respect to interim financial statements, and (ii) a Compliance Certificate containing computations for such fiscal quarter and dated as of the end of such fiscal quarter;

(c) together with each delivery of the financial statements required by Section 9.1(a)(i), deliver to the Agent and each Lender a letter from CPV’s accountants specified in Section 9.1(a)(i) stating that in performing the audit necessary to render an opinion on the financial statements delivered under Section 9.1(a)(i), they obtained no knowledge of any Default or Event of Default having occurred, during the period reviewed, in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters; or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

(d) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which either the Borrower, CPV or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower, CPV or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower, CPV or any Subsidiary by independent accountants in connection with any annual, interim or special audit of the Borrower, CPV or any Subsidiary;

(e) not later than the last Business Day of each Fiscal Year, deliver to the Agent and each Lender a projected consolidated balance sheet, income statement and statement of cash flows for CPV and its Subsidiaries for the next Fiscal Year, prepared in accordance with GAAP applied on a Consistent Basis;

(f) as soon as practical and in any event within 180 days after the end of each fiscal year of any Lease Party that is not a Governmental Authority, deliver to the Agent and each Lender the audited financial statements of such Lease Party and as soon as practical and in any event within 48 days after the end of each fiscal quarter (except the last fiscal quarter of each fiscal year) of such Lease Party, the unaudited financial statements or reports of such Lease Party, all prepared in accordance with GAAP applied on a Consistent Basis; provided, however, that to the extent any such Lease Party has not released or issued its audited financial statements or unaudited financial statements or reports within such time periods set forth above, CPV and the Borrower shall use their best efforts to satisfy the above requirement as soon as practicable thereafter;

(g) promptly, from time to time, deliver or cause to be delivered to the Agent and each Lender such other information regarding CPV’s and any Subsidiary’s operations, business affairs and financial condition, including tax returns, asset business plans and specific cash flow information, as the Agent or such Lender may reasonably request;

(h) promptly upon their being delivered to the Borrower or any Guarantor, deliver to the Agent and each Lender each notice of termination or default from any Contract Party delivered to the Borrower or any Guarantor by a Lease Party pursuant to the terms of the Master Lease or any other Security Lease;

(i) as soon as practicable and in any event within five (5) Business Days following the effective date of any Acquisition or Disposition, a certificate of an Authorized Representative certifying the amount of Consolidated Total Assets and Consolidated Total Liabilities as of such effective date, for purposes of determining the Applicable Margin;

(j) promptly after the Borrower has notified the Agent of any intention by the Borrower to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

The Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any Governmental Authority having jurisdiction over the Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement;

9.2 Maintain Properties. Maintain or cause to be maintained all properties necessary to its operations including, without limitation, each of the Qualifying Properties, in good working order and condition, make or cause to be made all needed repairs, replacements and renewals to such properties, and maintain free from Liens all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices;

9.3 Existence, Qualification, Etc. Except as otherwise expressly permitted under Section 10.8, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary except where the failure to so qualify would not have a Material Adverse Effect;

9.4 Regulations and Taxes. Comply in all material respects with or contest in good faith all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien against any of its properties except liabilities being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves acceptable to CPV’s independent certified public accountants have been established unless and until any Lien resulting therefrom attaches to any of its property and becomes enforceable against its creditors;

9.5 Insurance. (a) Keep or cause to be kept all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards to the extent and in the manner as are customarily insured against by similar businesses owning such properties similarly situated, (b) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property and (c) maintain insurance under all applicable workers’ compensation laws (or in the alternative, maintain required reserves if self-insured for workers’ compensation purposes) and against loss by reason of business interruption, such policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverages than are maintained by similar businesses that are similarly situated, such insurance policies to be in form reasonably satisfactory to the Agent. Each of the policies of insurance described in this Section 9.5 shall provide that the insurer shall give the Agent not less than thirty (30) days’ prior written notice before any such policy shall be terminated, lapse or be altered in any manner;

9.6 True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements;

9.7 Right of Inspection. Permit any Person designated by a Lender, at such Lender’s or designated Person’s expense, to visit and inspect any of the properties, corporate books and financial reports of CPV or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice and permit any Lender to discuss the

Borrower’s or CPV’s affairs, finances and accounts with its principal officers at all reasonable times, at reasonable intervals and with reasonable prior notice; provided, that if an Event of Default exists, any Lender and its designees may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice;

9.8 Observe all Laws. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business;

9.9 Governmental Licenses. Obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Loan Documents;

9.10 Covenants Extending to Other Persons. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, all of the things required of CPV or the Borrower in Sections 9.2 through 9.9, 9.13, 9.14 and 9.18, inclusive;

9.11 Officer’s Knowledge of Default. Upon any officer of the Borrower or CPV obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or other Credit Party to any Lender, or any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, cause such officer or an Authorized Representative to promptly notify the Agent of the nature thereof, the period of existence thereof, and what action the Borrower or other Credit Party proposes to take with respect thereto;

9.12 Suits or Other Proceedings. Upon any officer of the Borrower or CPV obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any other Credit Party, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any other Credit Party, making a claim or claims in an aggregate amount greater than $500,000 not otherwise covered by insurance, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process;

9.13 Notice of Environmental Complaint or Condition. Immediately provide notice to the Agent of, and promptly provide to the Agent true, accurate and complete copies of, any and all notices, complaints, orders, directives, claims or citations received by the Borrower or any other Credit Party relating to any (a) violation or alleged violation by the Borrower or any other Credit Party or any Lease Party of any applicable Environmental Law; (b) release or threatened release by the Borrower or any other Credit Party, or any Lease Party, or by any Person handling, transporting or disposing of any Hazardous Material on behalf of the Borrower or any other Credit Party or any Lease Party, or at any facility or property owned or leased or operated by the Borrower or any other Credit Party or any Lease Party, of any Hazardous Material, except where occurring legally pursuant to a permit or license; or (c) liability or alleged liability of the Borrower or any other Credit Party or any Lease Party for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

9.14 Environmental Compliance. If the Borrower or any other Credit Party shall receive any letter, notice, complaint, order, directive, claim or citation alleging that the Borrower or any other Credit Party or any Lease Party has violated any Environmental Law, has released any Hazardous Material, or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, the Borrower and any other Credit Party shall, within the time period permitted and to the extent required by the applicable Environmental Law or the Governmental Authority responsible for enforcing such Environmental Law, remove or remedy, or cause the applicable Subsidiary or Lease Party to remove or remedy, such violation or release or satisfy such liability;

9.15 Indemnification. Without limiting the generality of Section 13.9, jointly and severally indemnify and hold the Agent and the Lenders and their respective officers, directors, employees and agents, harmless from and against any and all claims, costs, expenses, losses, penalties, liabilities and damages (including, without limitation, assessment and cleanup costs and reasonable attorneys’, consultants’ or other expert fees, expenses and disbursements) and all judgments, fines and penalties incurred, entered or levied against the Agent, the Lenders or any of their respective officers, directors, employees and agents, by any governmental agency or authority arising directly or indirectly from, or as a result of or in connection with (a) the use of any Qualifying Property; (b) the use of the facilities thereon; (c) the use, generation, storage, transportation, treatment, emission, discharge, disposal, release or handling of any Hazardous Materials at, upon or from any Qualifying Property; or (d) the violation or alleged violation of any Environmental Law by CPV or any Subsidiary. The foregoing indemnity shall include without limitation of the foregoing indemnity, the indemnity of each of the parties indemnified herein with respect to claims, demands, losses, damages (including consequential damages) liabilities, causes of action, judgments, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) and matters which in whole or in part are caused by or arise out of the negligence (whether sole, contributory, comparative, or otherwise) of such and/or any other indemnified party or for which such indemnified party may have strict liability. The provisions of this Section 9.15 shall survive the Facility Termination Date and expiration or termination of this Agreement;

9.16 Further Assurances. At its cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents;

9.17 Employee Benefit Plans.

(a) With reasonable promptness, and in any event within thirty (30) days thereof, give notice to the Agent of (a) the establishment of any new Employee Benefit Plan (which notice shall include a copy of such plan), (b) the commencement of contributions to any Employee Benefit Plan to which the Borrower, CPV or any of its or their ERISA Affiliates was not previously contributing, (c) any material increase in the benefits of any existing Employee Benefit Plan, (d) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by the Borrower, CPV or any of its or their ERISA

Affiliates with respect to such request and (e) the failure of the Borrower, CPV or any of its or their ERISA Affiliates to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date;

(b) Promptly and in any event within fifteen (15) days of becoming aware of the occurrence or forthcoming occurrence of any (a) Termination Event or (b) nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder, deliver to the Agent a notice specifying the nature thereof, what action the Borrower, CPV or any of its or their ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

(c) With reasonable promptness but in any event within fifteen (15) days for purposes of clauses (a), (b) and (c), deliver to the Agent copies of (a) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (b) all notices received by the Borrower, CPV or any of its or their ERISA Affiliates of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (c) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by CPV or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan and (d) all notices received by the Borrower, CPV or any of its or their ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. The Borrower will notify the Agent in writing within five (5) Business Days of the Borrower, CPV or any of its or their ERISA Affiliates obtaining knowledge or reason to know that the Borrower, CPV or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

9.18 Continued Operations. Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted;

9.19 New Subsidiaries. Within thirty (30) days of the acquisition or creation of any Subsidiary but in any event prior to the acquisition by such Subsidiary of any Qualifying Property, other than a Subsidiary that the Borrower has elected by notice in writing to the Agent to treat as an Unrestricted Subsidiary cause to be delivered to the Agent for the benefit of the Lenders each of the following:

(a) a Facility Guaranty executed by such Subsidiary substantially in the form of Exhibit I;

(b) an opinion of counsel to the Subsidiary dated as of the date of delivery of the Facility Guaranty provided for in this Section 9.19 and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent (which opinion may include assumptions and qualifications of similar effect to those contained in the opinions of counsel delivered pursuant to Section 7.1(a)), to the effect that:

(A) such Subsidiary is duly organized, validly existing and in good standing in the jurisdiction of its formation, has the requisite power and authority to own its properties and conduct its business as then owned and then conducted and proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation or partnership in each other jurisdiction in which the character of the properties owned or leased, or the business carried on by it, requires such qualification and the failure to be so qualified would reasonably be likely to result in a Material Adverse Effect; and

(B) the execution, delivery and performance of the Facility Guaranty described in this Section 9.19 to which such Subsidiary is a signatory have been duly authorized by all requisite corporate or partnership action (including any required shareholder or partner approval), such agreement has been duly executed and delivered and constitutes the valid and binding agreement of such Subsidiary, enforceable against such Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

(c) current copies of the charter documents, including partnership agreements and certificate of limited partnership, if applicable, and bylaws of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such charter documents, bylaws or by applicable law, of the shareholders) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 9.19.

9.20 Additional Security. If any Loans are outstanding on the Trigger Date, the Credit Parties shall secure their obligations pursuant to this Agreement by entering into such security agreements, mortgages and other documentation in form and substance reasonably satisfactory to the Agent in respect of all its assets on a first-priority Lien basis (subject only to permitted liens to be agreed), as soon as practicable but in any event no later than 30 days after the Trigger Date.

9.21 REIT Status. With respect to CPV, do all things required or necessary to qualify as and maintain its status as a REIT and obtain, at the Agent’s request an opinion of counsel reasonably acceptable to the Agent as to CPV’s status as a REIT and as to CPV’s power and authority to conduct its business as a REIT.

9.22 Use of Proceeds. Use the proceeds of the Loans solely for the purposes specified in Section 2.12.

9.23 Ownership of Borrower. With respect to CPV, remain the sole general partner of the Borrower and own not less than 66-2/3% of the Partnership Units of the Borrower and 100% of the stock of CPT Limited Partner Inc. Any dilution of CPV’s ownership of the Borrower from its 99% interest on the Effective Date shall be solely related to the issuance of Partnership Units by the Borrower in connection with Acquisitions of Qualifying Properties. The Borrower shall at all times constitute 100% of the combined book value of CPV and CPT Limited Partner, Inc., and the revenues of the Borrower for each Fiscal Year shall constitute substantially all of the combined total revenues of CPV and CPT Limited Partner Inc. for such Fiscal Year.

9.24 Notices. Immediately provide notice to the Agent, and promptly provide to the Agent true, accurate and complete copies, of (a) any notices of default received or sent in connection with any Security Lease, (b) any notices of default received in connection with any Lease Party’s performance under the management or operating agreement to which such Lease Party is a party, and (c) any notice of material modification, withdrawal, cancellation, termination or suspension of such management or operating agreement.

ARTICLE X

NEGATIVE COVENANTS

Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, CPV and the Borrower shall not, nor shall they permit any Subsidiary to:

10.1 Financial Covenants.

(a) Consolidated Net Worth. Permit Consolidated Net Worth to be less than $180,000,000 plus 85% of the aggregate amount of all increases in the stated capital and additional paid-in capital accounts of CPV and its Subsidiaries resulting from the issuance of equity securities or other capital investments after September 30, 2006.

(b) Consolidated Interest Coverage Ratio. Permit at any time the Consolidated Interest Coverage Ratio to be less than 2.25 to 1.00.

(c) Consolidated Total Liabilities. Permit at any time the ratio of Consolidated Total Liabilities to Consolidated Total Assets to be greater than 0.55 to 1.00.

(d) Consolidated Total Indebtedness. Permit at any time Consolidated Total Indebtedness to exceed 3.75 times Consolidated Adjusted EBITDA.

(e) Consolidated Secured Indebtedness. Permit at any time the ratio of (i) Consolidated Secured Indebtedness to (ii) the sum of (x) Consolidated Total Value, and (y) the aggregate value of all Qualifying Properties, to be greater than .50 to 1.00.

(f) Consolidated Fixed Charges Coverage Ratio. Permit at any time the Consolidated Fixed Charges Coverage Ratio to be less than 2.00 to 1.00.

10.2 Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition (other than the acquisition of property for the purpose of building a correctional facility in (a) Nampa, Idaho and (b) Brush, Colorado), or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition.

10.3 Capital Expenditures. Make or become committed to make Capital Expenditures except for:

(a) Capital Expenditures necessary to maintain in good condition and repair any Qualifying Property;

(b) Capital Expenditures incurred by the Borrower in connection with Additions or Enhancements provided that there shall be a commensurate increase in the base rental payments under the related Security Lease effective as of the completion of such Addition or Enhancement;

(c) Capital Expenditures to finance the construction of a detention or correctional facility that is reasonably expected by the Borrower to be a Qualifying Property upon completion, so long as (i) such construction is undertaken pursuant to a lease agreement with a Pre-Approved Lessee or CEC providing for lease payments to commence upon completion of such facility and (ii) the aggregate amount of such Capital Expenditures under this Section 10.3(d) at any time shall not exceed 25% of Consolidated Total Value.

For the purpose of this Section 10.3, expenditures incurred in connection with the acquisition of Qualifying Property (i.e. not made in connection with renovations and improvements to a Qualifying Property) shall not be deemed to be Capital Expenditures.

10.4 Liens. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by CPV or any Subsidiary, other than

(a) Liens existing as of the date hereof and as set forth in Schedule 8.7;

(b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens are not yet enforceable against other creditors;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens are not yet enforceable against other creditors;

(d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(e) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of CPV or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to CPV or any Subsidiary; and

(f) Permitted Encumbrances.

10.5 Indebtedness. Incur, create, assume or permit to exist any Indebtedness of CPV, the Borrower or any Subsidiary, howsoever evidenced, except for:

(a) Indebtedness existing as of the Effective Date as set forth in Schedule 8.6; provided, none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented after the Effective Date to change any terms of subordination, repayment or rights of conversion, put, exchange or other rights from such terms and rights as in effect on the Effective Date;

(b) Indebtedness owing to the Agent or any Lender in connection with this Agreement, any Note or other Loan Document; and

(c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

10.6 Transfer of Assets. Sell, lease, transfer or otherwise dispose of any assets of CPV or any Subsidiary other than, (a) subject to compliance with Section 2.13, dispositions of Qualifying Properties for cash at fair market value, (b) the lease of a Qualifying Property pursuant to a Security Lease, (c) transfers of assets necessary to give effect to merger or consolidation transactions permitted by Section 10.8, (d) the disposition of Non-Conforming Investments, (e) the disposition of Eligible Securities in the ordinary course of management of the investment portfolio of CPV and its Subsidiaries and (f) dispositions of personal property that is substantially worn, damaged, obsolete or, in the judgment of CPV or the Borrower, as the case may be, no longer best used or useful in its business or that of any Subsidiary.

10.7 Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except that CPV and the Borrower may maintain investments or invest in:

(a) Eligible Securities;

(b) investments existing as of the date hereof and as set forth in Schedule 8.4;

(c) investments in Guarantors; and

(d) Non-Conforming Investments and loans and investments in Unrestricted Subsidiaries; provided, however, that the aggregate principal amount of such Non-Conforming Investments and loans and investments in Unrestricted Subsidiaries shall not at any time exceed 5% of Consolidated Total Value, with the amount of investment in any Unrestricted Subsidiary being measured as the excess of the aggregate purchase price of all Qualifying Properties owned by such Unrestricted Subsidiary over the aggregate principal amount of Indebtedness secured by such Qualifying Properties.

10.8 Merger or Consolidation. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than sales permitted under Sections 10.6(c) and (d); provided, however, (i) any Subsidiary may merge or transfer all or substantially all of its assets into or consolidate with CPV, the Borrower or any wholly-owned Subsidiary, and (ii) any other Person may merge into or consolidate with CPV, the Borrower or any wholly-owned Subsidiary and any Subsidiary may merge into or consolidate with any other

Person in order to consummate an Acquisition permitted by Section 10.2; provided further, that any resulting or surviving entity shall execute and deliver such agreements and other documents, including a Facility Guaranty, and take such other action as the Agent may require to evidence or confirm its express assumption of the obligations and liabilities of its predecessor entities under the Loan Documents.

10.9 Restricted Payments. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing; provided, however, in any fiscal period CPV may, if immediately prior to and immediately after giving effect thereto no Default or Event of Default shall exist or occur and be continuing, pay dividends on the common or preferred stock of CPV and make similar distributions in an amount not to exceed the lesser of (i) 100% of Cash Available for Distribution or (ii) 95% of Funds from Operations plus, in either case, 100% of the amount of any capital gain from the Disposition of any real property; provided, further, however, that if a larger distribution is necessary for CPV to maintain its status as a REIT and if immediately prior to and immediately after giving effect thereto no Default or Event of Default shall exist or occur and be continuing, CPV may pay dividends or make similar distributions in such greater amount equal to the minimum distribution necessary for CPV to maintain such status.

10.10 Transactions with Affiliates. Other than transactions permitted under Sections 10.7 and 10.8, enter into any transaction after the Effective Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of CPV or the Borrower, except (a) that such Persons may render services to CPV or the Borrower or any Subsidiary for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (b) that CPV or the Borrower or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by CPV or the Borrower or such Subsidiary and (c) in either case in the ordinary course of business and pursuant to the reasonable requirements of CPV or the Borrower’s (or any Subsidiary’s) business and upon fair and reasonable terms no less favorable to CPV or the Borrower (or any Subsidiary) than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

10.11 Compliance with ERISA. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan:

(a) permit the occurrence of any Termination Event which would result in a liability on the part of CPV, the Borrower or any of its or their ERISA Affiliates to the PBGC; or

(b) permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities; or

(c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

(d) fail to make any contribution or payment to any Multiemployer Plan which CPV, the Borrower or any of its or their ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

(e) engage, or permit CPV, the Borrower or any of its or their ERISA Affiliates to engage, in any prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(I) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed; or

(f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in a liability to CPV, the Borrower or any of its or their ERISA Affiliates or increase the obligation of CPV, the Borrower or any of its or their ERISA Affiliates to a Multiemployer Plan; or

(g) fail, or permit CPV, the Borrower or any of its or their ERISA Affiliates to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof.

10.12 Fiscal Year. Change its Fiscal Year.

10.13 Dissolution, etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with a merger or consolidation permitted pursuant to Section 10.8.

10.14 Limitations on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by CPV, the Borrower or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a related transaction or series of related transactions, which has been or is to be sold or transferred by CPV, the Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of CPV, the Borrower or any Subsidiary.

10.15 Change of Control. Cause, suffer or permit to exist or occur any Change of Control.

10.16 Unrestricted Subsidiaries. Cause, suffer or permit any Unrestricted Subsidiary to incur any Indebtedness whatsoever except for Non-Recourse Indebtedness, which Non-Recourse Indebtedness, together with all other Non-Recourse Indebtedness of such Unrestricted Subsidiary, is owed to a single creditor or an agent on behalf of two or more creditors which have provided such Non-Recourse Indebtedness.

10.17 Negative Pledge Clauses. Enter into or cause, suffer or permit to exist any agreement with any Person other than the Agent and the Lenders pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of the Borrower, CPV or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (i) Qualifying Properties financed with Non-Recourse Indebtedness and (ii) the Merger Agreement.

ARTICLE XI

EVENTS OF DEFAULT AND ACCELERATION

11.1 Events of Default. If any one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:

(a) if default shall be made in the due and punctual payment of the principal of any Loan or other Obligation, when and as the same shall be due and payable pursuant to any provision of Article II, at maturity, by acceleration or otherwise; or

(b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or other Obligation or of any fees or other amounts payable to any of the Lenders or the Agent on the date on which the same shall be due and payable and such default shall continue for three days or more; or

(c) if default shall be made in the performance or observance of any covenant set forth in Sections 9.7, 9.11, 9.12, 9.19 through 9.22 or Article X; or

(d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Agent, or an officer of the Borrower becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Agent or any of the Lenders or delivered to the Agent or any of the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Lenders or the Agent); or

(e) if there shall occur (i) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness (other than the Loans and other Obligations) of CPV or any Subsidiary in an amount not less than $500,000 in the aggregate outstanding, or (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by CPV, the Borrower or any Subsidiary, or (iii) any other event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by CPV, the Borrower or any Subsidiary, and such default or event of default shall continue for more than the period of grace, if any, therein specified, or such default or event of default as specified in clauses (i), (ii) or (iii) shall permit the holder of any such Indebtedness (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof; or

(f) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of CPV, the Borrower or any other Credit Party pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading in any material respect when given; or

(g) if CPV, the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due or shall make an admission of its inability to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state (collectively “Debtor Relief Laws”); or

(h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of CPV, the Borrower, any other Credit Party, any Pre-Approved Lessee or any other Lease Party or Parties that, individually or collectively, are Lease Parties with respect to Qualifying Properties having an aggregate Appraised Value or Historical Cost, whichever is less, of 25% or more of Consolidated Total Value (each a “Material Lease Party”) or the whole or any substantial part of its properties or of any Qualifying Property and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against CPV, the Borrower, any other Credit Party, any Pre-Approved Lessee or any Material Lease Party seeking liquidation, reorganization or arrangement or similar relief under any Debtor Relief Law which petition is not dismissed within sixty (60) days; or any proceeding under any Debtor Relief Law relating to any Credit Party or to all or any material part of its property is instituted without the consent of such Credit Party and continues undismissed or unstayed for 60 calendar days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of CPV, the Borrower, any other Credit Party, any Pre-Approved Lessee or any Material Lease Party or of the whole or any substantial part of its properties, or of any Qualifying Property which control is not relinquished within sixty (60) days; or if there is commenced against CPV, the Borrower, any other Credit Party, any Pre-Approved Lessee or any Material Lease Party any proceeding or petition seeking reorganization, arrangement or similar relief under any Debtor Relief Law which proceeding or petition remains undismissed for a period of sixty (60) days; or if CPV, the Borrower, any other Credit Party, any Pre-Approved Lessee or any Material Lease Party takes any action to indicate its consent to or approval of any such proceeding or petition; or an order for relief is entered in any such proceeding; or

(i) if (i) one or more judgments or orders where the amount not covered by insurance or as to which the insurer has denied coverage (or the amount as to which the insurer is found not to be liable) is in excess of $500,000 is rendered against CPV, the Borrower or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of CPV, the Borrower’s or any Subsidiary’s properties for any amount in excess of $500,000 in the aggregate; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

(j) if CPV, the Borrower or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of CPV, the Borrower or such Subsidiary for a period of more than 60 days; or

(k) if CPV, the Borrower or any Subsidiary shall breach any of the material terms or conditions of any agreement under which any Rate Hedging Obligations is created and such breach shall continue beyond any grace period, if any, relating thereto pursuant to the terms of such agreement, or if CPV, the Borrower or any Subsidiary shall disaffirm or seek to disaffirm any such agreement or any of its obligations thereunder; or

(l) if there shall occur and not be waived an Event of Default as defined in any of the other Loan Documents; or

(m) if there shall occur a default (which is not cured within the applicable cure period therein provided) under, or the breach, withdrawal, cancellation, rescission, termination, alteration (without the Agent’s consent) of any Security Lease or Security Leases or a sublease with respect to any Security Lease or Security Leases the result of which reduces the total rental payments due during the then current Fiscal Year under all of the Security Leases then in effect by 20% or more;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

(A) either or both of the following actions may be taken: (i) the Agent, with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans is terminated, whereupon the obligation of each Lender to make further Loans hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g), (h) or (n) above, then the obligation of the Lenders to make Loans hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders; and

(B) the Agent and each of the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

11.2 Agent to Act. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

11.3 Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

11.4 No Waiver. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

11.5 Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Loans has been accelerated pursuant to Article XI hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Agent in the following order:

(a) amounts due to the Lenders pursuant to Sections 2.10 and 13.5;

(b) amounts due to the Agent pursuant to Section 12.7;

(c) payments of interest on Loans, to be applied for the ratable benefit of the Lenders;

(d) payments of principal of Loans, to be applied for the ratable benefit of the Lenders;

(e) amounts due to the Lenders pursuant to Sections 9.15 and 13.9;

(f) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(g) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

ARTICLE XII

THE AGENT

12.1 Appointment and Authorization of Agent. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

12.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

12.3 Liability of Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

12.4 Reliance by Agent.

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article XI; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

12.6 Credit Decision; Disclosure of Information by Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

12.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Total Commitments, the payment of all other Obligations and the resignation of the Agent.

12.8 Agent in its Individual Capacity. BNP and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though BNP were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BNP or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BNP shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent, and the terms “Lender” and “Lenders” include BNP in its individual capacity.

12.9 Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Agent for the Lenders, which successor Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, the Person acting as such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the respective term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of the Agent or any other Lender. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XII and Sections 13.5 and 13.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.10 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.10 and 13.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.10 and 13.5.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

12.11 Guaranty Matters. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 12.11.

ARTICLE XIII

MISCELLANEOUS

13.1 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (as defined in subsection (d) of this Section) to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans the time owing to it) (such Lender’s portion of Loans, commitments and risk participations with respect to each of the Loans each, a “Facility”) being referred to in this Section 13.1 as its “Applicable Share”); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Applicable Share of the Facility, or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Applicable Share with respect to the Facility of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, or an integral multiple of $500,000 in excess thereof, unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Facility; and (iii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 6.1, 6.4, 6.5, 13.5 and 13.9 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Applicable Lending Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 13.6 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.1, 6.4 and 6.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender, provided such Participant agrees to be subject to Section 13.3 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 6.1 or 6.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 6.1 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

(i)	“Eligible Assignee” means (a) a Lender; (b) an affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(ii)	“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

(iii)	“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 6.4), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 13.1, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

13.2 Notices. Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor) (provided that if such day is not a Business Day, such date of delivery or receipt shall be deemed to be the next following Business Day), (ii) on the day of receipt (provided that if such day is not a Business Day, such date of delivery or receipt shall be deemed to be the next following Business Day) at such address, telefacsimile number or telex number as may from time to time be specified by such party in written notice to the other parties hereto or otherwise received, in the case of notice by telegram, telefacsimile or telex, respectively (where the receipt of such message is verified by return), or (iii) on the fourth Business Day after the day on which mailed, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address, telex number or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:

(a)	if to the Borrower or any Guarantor:

c/o CPT Operating Partnership L.P.

11376 Jog Road, Suite 101,

Palm Beach Gardens, Florida 33410

Attn: David Obernesser

Telephone: (561) 630-6336

Telefacsimile: (561) 630 6311

with a copy to:

Goodwin Procter LLP

599 Lexington Avenue

New York, New York 10022

Attention: Paul W. Hespel

Telephone: (212) 813 8820

Telefacsimile: (212) 355 3333

(b)	if to the Agent:

in the case of any Borrowing Notice, Interest Rate Selection Notice,

notice or prepayment or other routine administrative notice, to:

BNP Paribas

787 Seventh Avenue

New York, New York 10019

Attention: James Broadus

Telephone No.: 212-471-6630

Telecopy No.: 212-471-6603

in all other cases, to:

BNP Paribas

31st Floor

787 Seventh Avenue

New York, New York 10019

Attention: Shayn March

Telephone No.: 212-841-3938

Telecopy No.: 212-841-3830

With a copy to:

BNP Paribas

31st Floor

787 Seventh Avenue

New York, New York 10019

Attention: Duane Helkowski

Telephone No.: 212-841-2940

Telecopy No.: 212-841-3830

(c)	if to the Lenders:

At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Assumption.

In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

13.3 Right of Set-off; Adjustments. (a) Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 13.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

(b) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 13.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

13.5 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or any Lender. All amounts due under this Section 13.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Total Commitments and repayment of all other Obligations.

13.6 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent:

(a) shall waive any condition set forth in Section 7.1(a) without the written consent of each Lender except to the extent otherwise provided for in Section 7.1(a);

(b) shall extend or increase the Commitment (or reinstate any Commitment terminated pursuant to Section 2.7 or 11.1) of any Lender without the written consent of such Lender;

(c) shall waive or postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Total Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to waive or extend or postpone any mandatory prepayment as required under Section 2.13;

(d) shall reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 13.6) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) shall change Section 13.3 or Section 11.5 in a manner that would alter the sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f) shall change any provision of this Section 13.6, the definition of any of “Required Lenders,” or any other provision hereof, in each case to the extent such change would alter the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g) which has the effect of enabling the Borrower to satisfy any condition to a Borrowing contained in Section 7.2 hereof which, but for such amendment, waiver or consent would not otherwise be satisfied, shall be effective to require the Lenders to make any additional Loan unless and until the Required Lenders shall consent thereto;

(h) shall release all or substantially all of the Guarantors from the Facility Guaranty without the written consent of each Lender; or

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders otherwise required under this Section 13.6, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (ii) Section 13.1(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender (as defined in Section 13.1(i)) all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Lender whose Applicable Percentage is deemed to be zero under the definition of “Applicable Percentage” shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) the pro rata portion (measured in Dollars) of the Outstandings of such Lender may not be increased without the consent of such Lender.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

13.8 Termination. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower or CPV, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Agent for the benefit of the Lenders under the Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, which shall continue) or the Borrower have furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Agent or such Lender harmless for, the amount of such payment surrendered until the Agent or such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent or the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

13.9 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by CPV, the Borrower, any Subsidiary or any other Credit Party, or any Environmental Liability related in any way to CPV, the Borrower, any Subsidiary or any other Credit Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). All amounts due under this Section 13.9 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.

13.10 Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

13.11 Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, Eurodollar Rate Loans and other communications between or among the parties, both oral and written, with respect thereto.

13.12 Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.

13.13 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

13.14 Payments. All principal, interest, and other amounts to be paid by the Borrower under this Agreement and the other Loan Documents shall be paid to the Agent at the Principal Office in Dollars and in immediately available funds, without setoff, deduction or counterclaim. Subject to the definition of “Interest Period” herein, whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of interest and fees, as applicable, and as the case may be.

13.15 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under or any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party, provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to the understanding of such tax treatment, which facts shall not include for this purpose the names of any parties or any other Person named herein, or information that would permit identification of the parties or other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

13.16 Tax Forms.

(a)    (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 6.1 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 13.16(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 13.16(a); provided that if such Lender shall have satisfied the requirement of this Section 13.16(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 13.16(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 6.1 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 13.16(a).

(b) Upon the request of the Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Agent. The obligation of the Lenders under this Section shall survive the termination of the Total Commitments, repayment of all other Obligations hereunder and the resignation of the Agent.

13.17 Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

(b) ANY ACTION OR PROCEEDING AGAINST ANY PARTY TO THIS AGREEMENT RELATING IN ANY WAY TO THIS AGREEMENT OR THE NOTES MAY BE BROUGHT AND ENFORCED IN THE FEDERAL COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, AND THE COURTS OF THE CORPORATE DOMICILE OF EACH OF THE PARTIES HERETO IN RESPECT OF ACTIONS BROUGHT AGAINST EACH SUCH PARTY AS A DEFENDANT, AND EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN

INCONVENIENT FORUM, AND EACH PARTY HERETO WAIVES ANY JURISDICTION RIGHTS IT MAY HAVE BY VIRTUE OF ITS PRESENT OR ANY OTHER FUTURE DOMICILE, OR OTHERWISE.

(d) THE BORROWER AND CPV AGREE THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN SECTION 13.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(e) NOTHING CONTAINED IN SUBSECTIONS (a) OR (b) HEREOF SHALL PRECLUDE THE AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE BORROWER OR CPV OR ANY OF THE BORROWER’S OR CPV’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE BORROWER AND CPV HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVE, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER THEM AND THEIR PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

(f) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWER, CPV, THE AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

13.18 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

CPT OPERATING PARTNERSHIP L.P., as Borrower

By:	CentraCore Properties Trust, General Partner

By:	/s/ David J. Obernesser
Name:	David J. Obernesser
Title:	Chief Financial Officer

Sworn to and subscribed before me this 20th day of November, 2006 by David J. Obernesser, who is personally known to me or produced a Florida state driver’s license as identification.

/s/ Ricia V. Augusty
Print Name: Ricia V. Augusty

Notary Public, State of New York

My Commission Number is:

My Commission Expires: 3/20/07

[Notarial Seal]

CENTRACORE PROPERTIES TRUST, as Guarantor

By:	/s/ David J. Obernesser
Name:	David J. Obernesser
Title:	Chief Financial Officer

Sworn to and subscribed before me this 20th day of November, 2006 by David J. Obernesser, who is personally known to me or produced a Florida state driver’s license as identification.

/s/ Ricia V. Augusty
Print Name: Ricia V. Augusty

Notary Public, State of New York

My Commission Number is:

My Commission Expires: 3/20/07

[Notarial Seal]

BNP PARIBAS, as Administrative Agent for the Lenders

By:	/s/ John P. Treadwell, Jr.
Name:	John P. Treadwell, Jr.
Title:	Vice President

By:	/s/ Christopher R. Sked
Name:	Christopher R. Sked
Title:	Vice President

BNP PARIBAS, as Lender

By:	/s/ John P. Treadwell, Jr.
Name:	John P. Treadwell, Jr.
Title:	Vice President

By:	/s/ Christopher R. Sked
Name:	Christopher R. Sked
Title:	Vice President

Lending Office:

BNP Paribas
The Equitable Tower
787 Seventh Avenue
New York, NY 10019
Attention: Shayn March
Telephone No.:212-841-3938
Telecopy No.: 212-841-3830